Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-212366) of 8point3 Energy Partners LP, and
(2)	Registration Statement (Form S-8 No. 333-205655) pertaining to the 8point3 General Partner, LLC Long-Term Incentive Plan of 8point3 Energy Partners LP of our report dated March 10, 2015, with respect to the combined carve-out statements of operations and comprehensive loss, changes of equity and cash flows of Select Project Entities and Leases of SunPower Corporation (Predecessor) for the year ended December 28, 2014, included in the Annual Report (Form 10-K) of 8point3 Energy Partners LP for the year ended November 30, 2016.

/s/ Ernst & Young LLP

San Jose, California

January 26, 2017